EXHIBIT 5.1

10100 Santa Monica Boulevard Seventh Floor Los Angeles, CA 90067 310.552.5000 Fax 310.552.5001 www.klng.com

September 19, 2006

INOVIO BIOMEDICAL CORPORATION

11494 Sorrento Valley Road

San Diego, California 92121-1318

Re:          Inovio Biomedical Corporation

Prospectus Supplement No. 3 to Prospectus dated May 25, 2006

Ladies and Gentlemen:

You have requested our opinion as to the matters set forth below in connection with the filing by Inovio Biomedical Corporation (the “Company”) of Prospectus Supplement No. 3 dated September 15, 2006 (the “Prospectus Supplement”) to the Company’s Prospectus dated May 25, 2006 (the “Prospectus”) included as part of the Company’s Registration Statement on Form S-3 (SEC File No. 333-134084) that was declared effective by the Securities and Exchange Commission on May 25, 2006 (the “Registration Statement”). The Prospectus Supplement covers the sale, for a negotiated price of $2.43 per share of 4,074,067 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) and warrants (the “Warrants”) to purchase 1,425,919 shares of the Company’s common stock (the “Warrant Shares”), exercisable at $2.87 per share for five years from the closing date of the offering and the Warrant Shares issuable upon exercise of the Warrants.

For purposes of rendering this opinion, we have examined the Registration Statement, including the exhibits filed therewith, the Prospectus, the Prospectus Supplement, the Company’s Certificate of Incorporation, as amended or supplemented, the Company’s Bylaws, as amended, the corporate resolutions and other actions of the Company that authorize and provide for the issuance and sale of the Shares, the Warrants and the reservation and issuance of the Warrant Shares upon exercise of the Warrants, that certain securities purchase agreement dated as of September 15, 2006 (the “Agreement”) under which the Shares and Warrants are to be issued and sold, and the form of Warrant pursuant to which the Warrant Shares are to be issued and sold upon exercise, and have made such other investigations as we have deemed appropriate.  As to certain matters of fact that are material to our opinions, we have examined and relied upon certificates of public officials and on a certificate of officers of the Company.  We have not independently established any of the facts so relied on.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have not verified any of those assumptions.

BOSTON • DALLAS • HARRISBURG • LONDON • LOS ANGELES • MIAMI • NEWARK • NEW YORK • PALO ALTO • PITTSBURGH • SAN FRANCISCO • WASHINGTON

INOVIO BIOMEDICAL CORPORATION
September 19, 2006

The opinions expressed in this opinion letter are limited to the General Corporation Law of the State of Delaware (the “DGCL”) and the law of the State of California. Our opinions as to the DGCL are based solely on a review of a standard compilation of the official statues of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

Based on the foregoing and in reliance thereon, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.             The Shares are duly authorized for issuance by the Company and when issued and sold in accordance with the Registration Statement, the Prospectus and Prospectus Supplement and the Agreement will be validly issued, fully paid, and nonassessable;

2.             The Warrants are duly authorized for issuance by the Company and when issued and sold in accordance with the Registration Statement, the Prospectus and Prospectus Supplement and the Agreement will be validly issued and binding obligations of the Company.

3.             The Warrant Shares issuable upon exercise of the Warrants have been duly authorized and reserved for issuance and when the Warrant Shares are issued following issuance of the Warrants and in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption Legal Matters in the Prospectus Supplement.  In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, the Prospectus or any Prospectus Supplement within the meaning of the term expert, as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the SEC nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

KIRKPATRICK & LOCKHART
NICHOLSON GRAHAM LLP